Exhibit 4.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE
SERIES A CONVERTIBLE PREFERRED STOCK OF
THINK PARTNERSHIP INC.

Think Partnership Inc. (formerly known as CGI Holding Corporation), a corporation organized and existing under the laws of the State of Nevada (the “Company”), hereby certifies that, pursuant to the authority vested in the Board of Directors of the Company (the “Board”) by the Articles of Incorporation of the Company, as amended (the “Articles of Incorporation”), the following resolution was adopted as of March 20, 2006 by the Board pursuant to the applicable Nevada Revised Statues:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation, as amended, there shall be created a series of Preferred Stock, $0.001 par value, which series shall have the following designations and number thereof, powers, preferences, rights, qualifications, limitations and restrictions:

(1)                                  Designation and Number of Shares. There shall hereby be created and established a series of Preferred Stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred stock shall be 26,500 shares; provided, that whatever number of shares of Series A Preferred Stock is not issued and sold in the offering of Series A Preferred Stock being undertaken contemporaneously with the creation of the Series A Preferred Stock shall be cancelled, retired and eliminated by the Company from the shares of Series A Preferred Stock which the Company shall be authorized to issue. Any such shares of Series A Preferred stock so cancelled, retired and eliminated shall have the status of authorized and unissued shares of preferred stock, issuable in undesignated series and may be redesignated and reissued in any series other than as Series A Preferred Stock provided that no such redesignated or reissued shares can be Senior Preferred unless authorized pursuant to Section 12 hereof.

(2)                                  Dividends. The holders of the shares of Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) payable on the Stated Value (as defined below) of each share of Series A Preferred Stock at the Dividend Rate (as defined below). Dividends on the shares of Series A Preferred Stock shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable in arrears for each Calendar Quarter on the first day of the succeeding Calendar Quarter during the period beginning on the Initial Issuance Date and ending on, and including the Maturity Date (each, an “Dividend Date”) with the first Dividend Date being July 1, 2006. Prior to the payment of Dividends on a Dividend Date, Dividends on the shares of Series A Preferred Stock shall accrue at the Dividend Rate. If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. Dividends shall be payable in cash.

(3)                                  Conversion. Shares of Series A Preferred Stock shall be convertible into the Company’s common shares, $0.001 par value per share (the “Common Shares”), on the terms and conditions set forth in this Section 3.

(a)                                  Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i)                                     “Additional Amount” means, on a per Preferred Share basis, the product of (x) the result of the following formula: (Dividend Rate)(N/360) and (y) the Stated Value.

(ii)                                  “Approved Acquisitions” means (A) acquisitions by the Company or its subsidiaries of a business enterprise or assets or (B) joint ventures by the Company with third Persons.

(iii)                               “Approved Share Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer, consultant or director for services provided to the Company.

(iv)                              “Bloomberg” means Bloomberg Financial Markets.

(v)                                 “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(vi)                              “Calendar Quarter” means each of the following periods:  the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(vii)                           “Cherish and RESO Business” means (i) the business of Cherish, Inc., a Florida corporation and its subsidiaries as of the Subscription Date and (ii) the business of Real Estate School Online Inc. and its subsidiaries as of the Subscription Date.

(viii)                        “Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (C) a Fundamental Transaction that has been previously authorized by a written consent of the Required Holders prior to the consummation of such Fundamental Transaction.

(ix)                                “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 3(d)(vii). All such determinations to be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.

(x)                                   “Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non recurring gains or losses or gains or losses from Dispositions, (b) restructuring charges, (c) any tax refunds, net operating losses or other net tax benefits, (d) effects of discontinued operations and (e) interest income (including interest paid-in-kind).

(xi)                                “Consolidated Net Interest Expense” means, for any period, gross interest expense of the Company and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP, less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

(xii)                             “Conversion Amount” means the Stated Value.

(xiii)                          “Conversion Price” means, with respect to the shares of Series A Preferred Stock, as of any Conversion Date or other date of determination, $2.00, subject to adjustment as provided herein.

(xiv)                         “Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Shares.

(xv)                            “Disposition” means any transaction, or series of related transactions, pursuant to which the Company or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any Person (other than the Company or any of its Subsidiaries), in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of inventory in the ordinary course of business on ordinary business terms.

(xvi)                         “Dividend Rate” means (i) ten percent (10%) per annum for the period from the date hereof until the Effective Date (as defined in the Registration Rights Agreement) and (ii) thereafter six percent (6%) per annum; provided, that, subject to the Limitation on Damages (as hereinafter defined), for the period from and after the occurrence of a Triggering Event through such time that such Triggering Event is cured (the “Triggering Period”), fifteen percent (15%) per annum (the “Triggering Period Dividend Rate”).

(xvii)                      “EBITDA” means, for any period, the Consolidated Net Income of the Company and its Subsidiaries for such period, plus (i) without duplication, the sum of the following amounts of the Company and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period:  (A) Consolidated Net Interest Expense, (B) income tax expense, (C) depreciation expense, and (D) amortization expense.

(xviii)                   “Eligible Market” means the Principal Market, NYSE, the Nasdaq National Market, The American Stock Exchange or The Nasdaq Capital Market.

(xix)                           “Equity Conditions” means:  (i) on each day during the period beginning one month prior to the applicable date of determination and ending on and including the applicable date of determination (either (x) the Registration Statement (as defined in the Registration Rights Agreement, the “Registration Statement”) filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement and on each day there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all Common Shares issuable upon conversion of the shares of Series A Preferred Stock and the exercise of Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the period beginning three months prior to the applicable date of determination and ending and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Shares are designated for quotation on the Eligible Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered Conversion Shares upon conversion of the shares of Series A Preferred Stock and Common Shares upon exercise of the Warrants to the Holders on a timely basis as set forth in Section 3(c)(ii) hereof and Section 1(a) of the Warrants; (iv) any applicable Common Shares to be issued in connection with the event requiring determination may be issued in full without violating Section 6 hereof, Section 14 hereof or the rules or regulations of the applicable Eligible Market; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any Common Shares issuable upon conversion of the shares of Series A Preferred Stock and Common Shares issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; (viii) the Holders shall not be in possession of material non-public information provided to them by the Company or any of its Affiliates; and (ix) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

(xx)                              “Excluded Securities” means Common Shares issued or deemed to be issued by the Company, or Options: (A) in connection with an Approved Share Plan or as consideration in an Approved Acquisition and Common Shares that may be issued as part of an earn-out pursuant to an Approved Acquisition (the “Earn-Out Shares”); provided, however, that the Common Shares or Earn-Out Shares issued or deemed issued as consideration in any such Approved Acquisition must be issued for consideration no less than 85% of the arithmetic average of the Weighted Average Price for the 5 Trading Days immediately prior to the consummation of such Approved Acquisition or the issuance of the Earn-Out Shares, as applicable, and the exercise price for any warrants is not less than 85% of the arithmetic average of the Weighted Average Price for the 5 Trading Days immediately prior to the determination date of the exercise price; (B) upon issuance of the shares of Series A Preferred Stock or upon conversion of the shares of Series A Preferred Stock or upon exercise of the Warrants; (C) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Subscription Date, provided that such issuance of Common Shares upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and the exercise, conversion or similar price and the number of shares underlying such Option or Convertible Security are not amended or changed after the date immediately proceeding the Subscription Date and the other material terms of such Options or Convertible Securities are not otherwise amended or changed after the date immediately preceding the Subscription Date; and (D) issued in connection with any share split, share dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section 3(f)(ii).

(xxi)                           “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (C) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding Common Shares (not including any Common Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (D) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding Common Shares (not including any Common Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify its Common Shares or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 50% of the issued and outstanding Common Stock or the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(xxii)                        “Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

(xxiii)                     “Initial Issuance Date” means March 20, 2006.

(xxiv)                    “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(xxv)                       “Litmus Media Business” means (i) the business to be acquired by the Company upon the consummation of the transactions contemplated by the Agreement by and among the Company, Litmus Acquisition Sub, Inc., Litmus Media, Inc., John Linden and Tobias Teeter, dated as of February 17, 2006, as amended on March 17, 2006.

(xxvi)                    “Maturity Date” means, with respect to a Preferred Share, the second anniversary of the Initial Issuance Date, unless extended pursuant to Section 3(d)(vii).

(xxvii)                 “N” means the number of days from, but excluding, the last Dividend Date with respect to which dividends have been paid by the Company on the applicable Preferred Share, or the Initial Issuance

Date if no Dividend Date has occurred, through and including the Conversion Date or other date of determination for each share of Series A Preferred Stock, as the case may be, for which such determination is being made.

(xxviii)              “NYSE” means The New York Stock Exchange, Inc.

(xxix)                      “Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

(xxx)                         “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common shares or equivalent equity security are quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(xxxi)                      “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(xxxii)                   “Principal Market” means The American Stock Exchange.

(xxxiii)                “Registration Rights Agreement” means that certain registration rights agreement by and among the Company and the initial Holders of the Series A Preferred Stock relating to the filing of a registration statement covering the resale of the Common Shares issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants, as such agreement may be amended from time to time as provided in such agreement.

(xxxiv)               “Required Holders” means the Holders of shares of Series A Preferred Stock representing at least a majority of the aggregate shares of Series A Preferred Stock then outstanding.

(xxxv)                  “SEC” means the Securities and Exchange Commission.

(xxxvi)               “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Company and the initial Holders, dated as of the Subscription Date, as such agreement further may be amended from time to time as provided in such agreement.

(xxxvii)            “Stated Value” means $1,000 (as subject to adjustment is the case of any stock splits, stock combination or similar recapitalization affecting the Preferred Shares).

(xxxviii)         “Subscription Date” means March 20, 2006.

(xxxix)                 “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common shares or equivalent equity security are quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(xl)                                “Trading Day” means any day on which the Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded; provided that “Trading Day” shall not include any day on which the Common Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(xli)                             “Transaction Documents” means the Securities Purchase Agreement, this Certificate of Designations, the Warrants, the Registration Rights Agreement and the Irrevocable Transfer Agent Instructions delivered in accordance with the Securities Purchase Agreement.

(xlii)                          “Warrants” means the warrants to purchase Common Shares issued by the Company pursuant to the Securities Purchase Agreement, and shall include all Warrants issued in exchange thereof or replacement thereof.

(xliii)                       “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the

Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of the security, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term “Weighted Average Price” being substituted for the term “Closing Sale Price.” All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

(b)                                 Holder’s Conversion Right. Subject to the provisions of Section 6 and Section 14, at any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of shares of Series A Preferred Stock into fully paid and nonassessable Common Shares in accordance with Section 3(d) at the Conversion Rate (as defined below); provided, that no Holder shall be entitled to convert less than 50 shares of Series A Preferred Stock unless such Holder owns less than such number of shares of Series A Preferred Stock.

(c)                                  Conversion Rate. The number of Common Shares issuable upon conversion of each Preferred Share pursuant to Section 3(b) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

(d)                                 Mechanics of Conversion. The conversion of shares of Series A Preferred Stock shall be conducted in the following manner:

(i)                                     Holder’s Delivery Requirements. To convert shares of Series A Preferred Stock into Common Shares on any date (the “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the shares of Series A Preferred Stock subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s transfer agent, Colonial Stock Transfer, (the “Transfer Agent”) and (B) if required by Section 3(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the shares of Series A Preferred Stock being converted (or compliance with the procedures set forth in Section 15) (the “Preferred Share Certificates”).

(ii)                                  Company’s Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall as soon as practicable, but in any event within two (2) Business Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the fourth (4th) Business Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”), the Company shall (1) (A) provided the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled and (2) pay to such Holder in cash an amount equal to the any accrued but unpaid Dividends per Preferred Share. If the number of shares of Series A Preferred Stock represented by the Preferred Share Certificate(s) submitted for conversion, as may be required pursuant to Section 3(d)(viii), is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than four (4) Business Days after receipt of the Preferred Share Certificate(s) (the “Preferred Share Delivery Date”) and at its own expense, cause the Transfer Agent to issue and deliver to the Holder a new Preferred Share Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii)                               Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of Common Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder’s Conversion Notice or other date of determination. If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within one (1) Business Day submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company shall cause, at the Company’s expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.

(iv)                              Record Holder. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of shares of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Shares on the Conversion Date.

(v)                                 Company’s Failure to Timely Convert.

(A)                              Cash Damages. If (I) within four (4) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of Common Shares to which such Holder is entitled upon such Holder’s conversion of shares of Series A Preferred Stock (a “Conversion Failure”) or (II) within four (4) Trading Days of the Company’s receipt of a Preferred Share Certificate the Company shall fail to issue and deliver a new Preferred Share Certificate representing the number of shares of Series A Preferred Stock to which such Holder is entitled pursuant to Section 3(d)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 9(k) thereof), the Company shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Share Delivery Date that each share of Series A Preferred Stock Certificate is not delivered in an amount equal to 1.0% of the product of (I) the sum of the number of Common Shares not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a Preferred Share Certificate to the Holder on or prior to the Preferred Share Delivery Date, the number of Common Shares issuable upon conversion of the shares of Series A Preferred Stock represented by each share of Series A Preferred Stock Certificate as of the Preferred Share Delivery Date and (II) the Closing Sale Price of the Common Shares on the Share Delivery Date, in the case of the failure to deliver Common Shares, or the Preferred Share Delivery

Date, in the case of failure to deliver a Preferred Share Certificate. Notwithstanding anything contained herein, in no event shall the sum of all of the following exceed ten percent (10%) of the aggregate Purchase Price (as defined in Section 1(c) of the Securities Purchase Agreement): (A) the aggregate cash damages for a Conversion Failure; (B) at the date of the payment of any Redemption Price, the difference between (i) the aggregate Redemption Price and (ii) the sum of (x) the aggregate Stated Value on such date and (y) all accrued but unpaid Dividends on such date; (C) the difference between (i) the amount of all Dividends paid during all Triggering Periods and (ii) the amount of Dividends that would have been paid during all Triggering Periods had the Dividend Rate not increased during the Triggering Periods to the Triggering Period Dividend Rate; (D) the aggregate cash damages paid pursuant to Section 1(c) of the Warrants, and (E) the aggregate Registration Delay Payments (as defined in Section 2(f) of the Registration Rights Agreement). The preceding sentence shall be referred to in the Transaction Documents as the “Limitation on Damages.”  If the Company fails to pay the additional damages set forth in this Section 3(d)(v) within five (5) Business Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of Common Shares equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice. In addition to the foregoing, if within three (3) Business Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to a Holder or credit such Holder’s balance account with DTC for the number of Common Shares to which such Holder is entitled upon such Holder’s conversion of shares of Series A Preferred Stock, and if on or after such Business Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of the Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares, times (B) the Closing Sale Price on the Conversion Date.

(B)                                Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the Common Shares to which such Holder is entitled prior to the fifth (5th) Business Day after the Share Delivery Date with respect to a conversion of shares of Series A Preferred Stock, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any shares of Series A Preferred Stock that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 3(d)(v)(A) or otherwise. Thereafter, the Conversion Price of any shares of Series A Preferred Stock returned or retained by the Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price relating to the voided Conversion Notice and (II) the lowest Weighted Average Price of the Common Shares during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

(vi)                              Pro Rata Conversion; Disputes. Subject to Section 14, in the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such shares of Series A Preferred Stock, the Company shall convert from each Holder electing to have shares of Series A Preferred Stock converted at such time a pro rata amount of such Holder’s shares of Series A Preferred Stock submitted for conversion based on the number of shares of Series A Preferred Stock submitted for conversion on such date by such Holder relative to the number of shares of Series A Preferred Stock submitted for conversion on such date. In the event of a dispute as to the number of Common Shares issuable to a Holder in connection with a conversion of shares of Series A Preferred Stock, the Company shall issue to such Holder the number of Common Shares not in dispute and resolve such dispute in accordance with Section 3(d)(iii).

(vii)                           Mandatory Redemption at Maturity. If any shares of Series A Preferred Stock remains outstanding on the Maturity Date, the Company shall redeem such shares of Series A Preferred Stock in cash in an amount equal to the outstanding Conversion Amount for such shares of

Series A Preferred Stock plus any accrued but unpaid Dividends per Preferred Share outstanding (the “Maturity Date Redemption Price”). The Company shall pay the Maturity Date Redemption Price on the Maturity Date by wire transfer of immediately available funds to an account designated in writing by such Holder. If the Company fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such Preferred Share, then in addition to any remedy such Holder may have under any Transaction Document, (I) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full, and (II) any Holder shall have the option to require the Company to convert any or all of such Holder’s Preferred Shares and for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into (on a per Preferred Share basis) shares of Common Stock equal to the number which results from dividing the Maturity Date Redemption Price (together with any interest thereon) by the Conversion Price. If the Company has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date shall be automatically extended for any Preferred Shares until the date the Holders receive such shares of Common Stock or Maturity Date Redemption Price and shall be further extended for any Preferred Shares for as long as (A) the conversion of such Preferred Shares would violate the provisions of Section 5 or (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event shall have occurred and be continuing or (C) the Equity Conditions have not been satisfied (as indicated in a notice from the Company to the Holders delivered thirty (30) Trading Days prior to the Maturity Date) or waived by the applicable Holder. All redemptions shall be made on a pro-rata basis to all holders of outstanding Preferred Shares.

(viii)                        Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of shares of Series A Preferred Stock in accordance with the terms hereof, any Holder thereof shall not be required to physically surrender the certificate representing the shares of Series A Preferred Stock to the Company unless (A) the full or remaining number of shares of Series A Preferred Stock represented by the certificate are being converted or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of shares of Series A Preferred Stock upon physical surrender of any shares of Series A Preferred Stock. The Holders and the Company shall maintain records showing the number of shares of Series A Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holders and the Company, so as not to require physical surrender of the certificate representing the shares of Series A Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the

Company establishing the number of shares of Series A Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if shares of Series A Preferred Stock represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the shares of Series A Preferred Stock unless such Holder first physically surrenders the certificate representing the shares of Series A Preferred Stock to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of shares of Series A Preferred Stock represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock represented by such certificate may be less than the number of shares of Series A Preferred Stock stated on the face thereof. Each certificate for shares of Series A Preferred Stock shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(viii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(e)                                  Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Shares upon the conversion of shares of Series A Preferred Stock.

(f)                                    Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 3(f).

(i)                                     Adjustment of Conversion Price upon Issuance of Common Shares. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 3(f) is deemed to have issued or sold, any Common Shares (including the issuance or sale of

Common Shares owned or held by or for the account of the Company but excluding Excluded Securities) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such time (a “Dilutive Issuance”), then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted Conversion Price under this Section 3(f)(i), the following shall be applicable:

(A)                              Issuance of Options. If the Company in any manner grants or sells any Options (other than Options which are Excluded Securities) and the lowest price per share for which one Common Share is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 3(f)(i)(A), the “lowest price per share for which one Common Share is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Common Share upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Shares upon conversion, exchange or exercise of such Convertible Securities.

(B)                                Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities (other than Convertible Securities which are Excluded Securities) and the lowest price per share for which one Common Share is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 3(f)(i)(B), the “lowest price per share for which one Common Share is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Common Share upon the issuance or sale of the Convertible

Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Shares upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 3(f)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C)                                Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options (other than Options which are Excluded Securities), the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Shares changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the shares of Series A Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(D)                               Calculation of Consideration Received. In case any Option (other than Options which are Excluded Securities) is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive Trading Days ending on the date of receipt of such securities. The fair value of any consideration other than cash or marketable securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(E)                                 Record Date. If the Company takes a record of the holders of Common Shares for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Shares, Options or Convertible Securities or (II) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii)                                  Floor Price. No adjustment pursuant to Section 3(f) shall cause the Conversion Price to be less than $2.00, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction.

(iii)                               Adjustment of Conversion Price upon Subdivision or Combination of Common Shares. If the Company at any time after the Subscription Date subdivides (by any share split, share dividend, recapitalization or otherwise) its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse share split or otherwise) its outstanding Common Shares into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iv)                              Other Events. If any event occurs of the type contemplated by the provisions of this Section 3(f) but not expressly provided for by such provisions (including, without limitation, the granting of share appreciation rights, phantom share rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 3(f).

(v)                                 Notices.

(A)                              Immediately upon any adjustment of the Conversion Price pursuant to this Section 3(f), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 3(d)(iii).

(B)                                The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Shares, (II) with respect to any pro rata subscription offer to holders of Common Shares or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(C)                                The Company will also give written notice to each Holder no later than (i) ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place and (ii) the date upon which such Fundamental Transaction or Liquidation Event is announced to the public; provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(4)                                  Redemption at Option of Holders.

(a)                                  Triggering Event. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i)                                     the failure of the applicable Registration Statement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement);

(ii)                                  while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) days in any 365-day period (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(iii)                               the suspension from trading or failure of the Common Shares to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(iv)                              the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of Common Shares within ten (10) Trading Days after the applicable Conversion Date or (B) notice, written or oral, to any Holder, including by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any shares of Series A Preferred Stock into Common Shares that is tendered in accordance with the provisions of this Certificate of Designations;

(v)                                 at any time following the tenth (10th) consecutive Business Day that a Holder’s Authorized Share Allocation is less than the number of Common Shares that such Holder would be entitled to receive upon a conversion of the full Conversion Amount of the shares of Series A Preferred Stock (without regard to any limitations on conversion set forth in Section 6 or otherwise);

(vi)                              the Company’s failure to pay to the Holder any amounts when and as due pursuant to this Certificate of Designations or any other Transaction Document (as defined in the Securities Purchase Agreement);

(vii)                           the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable Federal or State law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(viii)                        the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Subsidiary in furtherance of any such action; or

(ix)                                the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least five (5) Business Days.

(b)                                 Redemption Option Upon Triggering Event. In addition to all other rights of the Holders contained herein, after a Triggering Event, each Holder shall have the right, at such Holder’s option, subject to the Limitation on Damages, to require the Company to redeem all or a portion of such Holder’s shares of Series A Preferred Stock at a price per Preferred Share equal to the greater of 110% of (x) the Conversion Amount and (y) the product of (A) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder (as defined below) and (B) the Closing Sale Price of the Common Shares on the Trading Day immediately preceding such Triggering Event, in the case of each of clauses (x) and (y) above, plus any accrued but unpaid Dividends per Preferred Share (the “Redemption Price”).

(c)                                  Mechanics of Redemption at Option of Buyer. Within one (1) Business Day after the occurrence of a qualifying Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each Holder. At any time after the earlier of a Holder’s receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event, any Holder of shares of Series A Preferred Stock then outstanding may require the Company to redeem up to all of such Holder’s shares of Series A Preferred Stock by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder”) to the Company, which Notice of Redemption at Option of Holder shall indicate the number of shares of Series A Preferred Stock that such Holder is electing to redeem.

(d)                                 Payment of Redemption Price. Upon the Company’s receipt of a Notice(s) of Redemption at Option of Holder from any Holder, the Company shall immediately notify each Holder by facsimile of the Company’s receipt of such notice(s). The Company shall deliver on the fifth (5th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder the applicable Redemption Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder; provided that, if required by Section 3(d)(viii), a Holder’s Preferred Share Certificates shall have been delivered to the Transfer Agent. To the extent redemptions required by this Section 4 are deemed or determined by a court of competent jurisdiction to be prepayments of the shares of Series A Preferred Stock by the Company, such redemptions shall be deemed to be voluntary prepayments. If the Company is unable to redeem all of the shares of Series A Preferred Stock submitted for redemption, the Company shall (i) redeem a pro rata amount from each Holder based on the number of shares of Series A Preferred Stock submitted for redemption by such Holder relative to the total number of shares of Series A Preferred Stock submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designation and the Securities Purchase Agreement, pay to each Holder interest at the rate of 3.0% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full. The Holders and Company agree that in the event of the Company’s redemption of any shares of Series A Preferred Stock under this Section 4, the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due under this Section 4 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

(e)                                  Void Redemption. In the event that the Company does not pay the Redemption Price within the time period set forth in Section 4(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the shares of Series A Preferred Stock that were submitted for redemption by such Holder under this Section 4 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”). Upon the Company’s receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to those shares of Series A Preferred Stock subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any shares of Series A Preferred Stock subject to the Void Optional Redemption Notice, and (iii) the

Conversion Price of such returned shares of Series A Preferred Stock shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Shares during the period beginning on the date on which the Notice of Redemption at Option of Holder is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

(f)                                    Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 3(d)(iii) above with the term “Redemption Price” being substituted for the term “Conversion Rate”. A Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 4 of less than all of the shares of Series A Preferred Stock represented by a particular Preferred Share Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such shares of Series A Preferred Stock a Preferred Share Certificate representing the remaining shares of Series A Preferred Stock which have not been redeemed, if necessary.

(5)                                  Other Rights of Holders.

(a)                                  Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i)  the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common shares are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of the shares of Series A Preferred Stock at any time after the consummation of the Fundamental Transaction, in lieu of the Common Shares (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of the shares of Series A Preferred Stock prior to such Fundamental Transaction, such publicly traded common shares (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of the shares of Series A Preferred Stock.

(b)                                 Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Common Shares (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of Common Shares acquirable upon complete conversion of the shares of Series A Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Shares are to be determined for the grant, issue or sale of such Purchase Rights.

(6)                                  Limitation on Beneficial Ownership. The Company shall not effect and shall have no obligation to effect any conversion of shares of Series A Preferred Stock, and no Holder shall have the right to convert any shares of Series A Preferred Stock, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person’s affiliates) would have acquired, through conversion of shares of Series A Preferred Stock or otherwise, beneficial ownership of a number of Common Shares that exceeds 4.99% (“Maximum Percentage”) of the number of Common Shares outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of Common Shares beneficially owned by a Person and its affiliates shall include the number of Common Shares issuable upon conversion of the shares of Series A Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of Common Shares which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series A Preferred Stock beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 6, in determining the number of outstanding Common Shares, a Holder may rely on the number of outstanding Common Shares as reflected in (1) the Company’s most recent Form 8-K, Form 10-Q, Form 10-QSB, Form 10-K or Form 10-KSB as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its Transfer Agent setting forth the number of Common Shares outstanding. Upon the written request of any Holder, the Company shall promptly, but in no event later than one (1)

Business Day following the receipt of such notice, confirm orally and in writing to any such Holder the number of Common Shares then outstanding. In any case, the number of outstanding Common Shares shall be determined after giving effect to conversions of shares of Series A Preferred Stock by such Holder and its affiliates since the date as of which such number of outstanding Common Shares was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other Holder.

(7)                                  Authorized Shares.

(a)                                  Reservation. The Company shall have sufficient authorized and unissued Common Shares for each of the shares of Series A Preferred Stock equal to the sum of (i) the maximum number of Common Shares necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each share of Series A Preferred Stock as of the Initial Issuance Date and (ii) the maximum number of Common Shares necessary to effect the exercise of all of the Warrants (assuming for purposes hereof that the Exercise Price (as defined in the Warrants) is equal to $2.00, subject to adjustment for stock splits and stock dividends). So long as any of the shares of Series A Preferred Stock are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, the number of Common Shares as shall from time to time be necessary to effect the conversion of all of the shares of Series A Preferred Stock then outstanding; provided, that at no time shall the number of Common Shares so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Amount”). The initial number of shares of Common Shares reserved for conversions of the shares of Series A Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of shares of Series A Preferred Stock held by each Holder at the time of issuance of the shares of Series A Preferred Stock or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved Common Shares reserved for such transferor. Any Common Shares reserved and allocated to any Person which ceases to hold any shares of Series A Preferred Stock shall be allocated to the remaining Holders of shares of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such Holders.

(b)                                 Insufficient Authorized Shares. If at any time while any of the shares of Series A Preferred Stock remain outstanding the Company does not have a sufficient number of authorized and unissued Common Shares to satisfy its obligation to have available for issuance upon conversion of the shares of Series A Preferred Stock at least a number of Common Shares equal to the Required Amount (an “Authorized Share Failure”), then the Company shall as promptly as practicable take all action necessary to increase the Company’s authorized Common Shares to an amount sufficient to allow the Company to have available the Required Amount for the shares of Series A Preferred Stock then outstanding.

(8)                                  Voting Rights. Holders of shares of Series A Preferred Stock shall have no voting rights, except as required by law, including but not limited to the Nevada Revised Statutes (“NRS”), and as expressly provided in this Certificate of Designations.

To the extent that under the NRS the vote of the holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock, voting together in the aggregate and not in separate series unless required under the NRS, represented at a duly held meeting at which a quorum is presented or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the NRS), voting together in the aggregate and not in separate series unless required under the NRS, shall constitute the approval of such action by both the class or the series, as applicable. Subject to Section 6 and the Maximum Percentage, to the extent that under the NRS holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall entitle the holder thereof to cast that a number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in Section 6 hereof) using the recorded date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the Conversion Price is calculated. Holders of the Series A Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Company’s bylaws and the NRS).

(9)                                  Change of Control Redemption Right. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holders (a “Change of Control Notice”); provided, that with respect to a Fundamental Transaction whereby the Company shall consolidate or merge with or into another Person whereby the Company is the surviving entity and in which holders of the Company’s voting power immediately prior to such consolidation or merger continue after such consolidation or merger to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, then, notwithstanding the foregoing, the Change of Control Notice shall not be required to be delivered prior to the public announcement of such Change of Control. At any time during the period (the “Change of Control Period”) beginning after a Holder’s receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, such Holder may require the Company to redeem all or any portion of such Holder’s shares of Series A Preferred Stock by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. Any shares of Series A Preferred Stock subject to redemption pursuant to this Section 9 shall be redeemed by the Company in cash at a price equal to 110% of the greater of (i) the product of (x) the sum of the Conversion Amount being redeemed together with any accrued but unpaid Dividends per Preferred Share and (y) the quotient determined by dividing (A) the greater of (I) the Closing Sale Price of the Common Shares immediately following the public announcement of such proposed Change of Control, (II) the Closing Sale Price of the Common Shares immediately prior to the announcement of such proposed Change of Control and (III) the Closing Sale Price immediately prior to the consummation of such proposed Change of Control by (B) the Conversion Price and (ii) the sum of the Conversion Amount being redeemed together with any accrued but unpaid Dividends per Preferred Share (the “Change of Control Redemption Price”). The Company shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Company’s receipt of such notice otherwise (the “Change of Control Redemption Date”). To the extent redemptions required by this Section 9 are deemed or determined by a court of competent jurisdiction to be prepayments of the shares of Series A Preferred Stock by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 9, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 9 may be converted, in whole or in part, by the Holder into Common Shares, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Company’s Common Shares pursuant to Section 3(c)(i). The parties hereto agree that in the event of the Company’s redemption of any portion of the Preferred Shares under this Section 9, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 9 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section 4(e) with the term “Change of Control Redemption Price” being substituted for “Redemption Price” and “Change of Control Redemption Notice” being substituted for “Notice of Redemption at Option of Holder”.

(10)                            Company’s Right of Mandatory Conversion

(a)                                  Mandatory Conversion. If at any time from and after the Effective Date (the “Mandatory Conversion Eligibility Date”), (i) (A) the Weighted Average Price of the Common Stock equals or exceeds $5.00 (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Subscription Date) for each of any twenty (20) consecutive Trading Days following the Mandatory Conversion Eligibility Date (the “Mandatory Conversion Measuring Period”) and (B) the average daily trading volume on the Principal Market during such Mandatory Conversion Measuring Period exceeds 100,000 shares (a “Mandatory Conversion Liquidity Event”) and (ii) the Equity Conditions shall have been satisfied or waived in writing by the Holder on each day during the period commencing on the Mandatory Conversion Notice Date and ending on the Mandatory Conversion Date (each, as defined below) the Company shall have the right to require the Holder to convert up to all of the Conversion Amount plus the amount of any accrued but unpaid Dividends per Preferred Share then remaining into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 4(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”). Subject to the last sentence of this Section 10(a), the Company may exercise its right to require conversion under this Section 10(a) on one occasion by delivering with respect to a Mandatory Conversion Liquidity Event, within not more than two (2) Trading Days following the end of such Mandatory Conversion Measuring Period, a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of shares of Series A Preferred Stock and the Transfer Agent (the “Mandatory Conversion Notice” and the date all of the holders received such notice by facsimile is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with Section 10(a), which Trading Day shall be at least twenty (20) Business Days but not more than sixty (60) Business Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the number of shares of Series A Preferred Stock of such Holder subject to the Mandatory Conversion (iii) the aggregate Conversion Amount of the shares of Series A Preferred Stock subject to Mandatory Conversion from all of the holders of the shares of Series A Preferred Stock pursuant to this Section 10 and (iv) the number of shares of Common Stock to be issued to such Holder on the Mandatory Conversion Date. Notwithstanding the foregoing, the Company may not effect a Mandatory Conversion of any applicable Holder under this Section if the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock of any Holder subject to a Mandatory Conversion would cause such Holder’s beneficial ownership of the Common Stock to exceed the Maximum Percentage as set forth in Section 6; provided, however, if the Company is unable to cause the Mandatory Conversion of all of the shares of Series A Preferred Stock set forth in the Mandatory Conversion Notice (such unconverted shares of Series A Preferred Stock being referred to as the “Unconverted Shares”) as a result of the preceding clause, the Company shall be allowed to cause the Mandatory Conversion of additional Unconverted Shares (each, an “Additional Mandatory Conversion”) at such time as the Company shall have sufficient shares of Common Stock outstanding such that the conversion of the Unconverted Shares shall not cause such Holder’s beneficial ownership of Common Stock to exceed the Maximum Percentage as set forth in Section 6, provided that the Company shall not be allowed to affect more than one Additional Mandatory Conversion during any six month period.

(b)                                 Pro Rata Conversion Requirement. If the Company elects to cause a conversion of any Conversion Amount of shares of Series A Preferred Stock pursuant to Section 10(a), then it must simultaneously take the same action in the same proportion with respect to all shares of Series A Preferred Stock. All Conversion Amounts converted by the Holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount required to be converted on the Mandatory Conversion Date. If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 3(d) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the

Mandatory Conversion Date a Conversion Notice with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion.

(11)                            Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the capital shares of the Company of any class junior in rank to the shares of Series A Preferred Stock in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to 125% of the Conversion Amount plus the amount of any accrued but unpaid Dividends per Preferred Share; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred shares of the Company that are of equal rank with the shares of Series A Preferred Stock as to payments of Liquidation Funds (the “Pari Passu Shares”), then each Holder and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of shares of Series A Preferred Stock and Pari Passu Shares. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred shares of the Company junior in rank to the shares of Series A Preferred Stock in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of shares of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(12)                            Preferred Rank. All Common Shares shall be of junior rank to all shares of Series A Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the Common Shares shall be subject to the preferences and relative rights of the shares of Series A Preferred Stock. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other capital shares that is of senior or pari-passu rank to the shares of Series A Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively “Senior Preferred”)  The Company shall be permitted to issue preferred shares that are junior in rank to the shares of Series A Preferred Stock in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company, provided, that the maturity date (or any other date requiring redemption, repayment or any other payment, including without limitation, dividends, in respect of any such preferred shares) of any such junior preferred shares is not on or before 91 days after the Maturity Date. In the event of the merger or consolidation of the Company with or into another corporation, the shares of Series A Preferred Stock shall maintain their relative powers, designations and preferences provided for herein (except that the shares of Series A Preferred Stock may be pari passu with, but not junior to, any capital shares of the successor entity) and no merger shall result inconsistent therewith.

(13)                            Participation. The Holders shall, as holders of Preferred Shares, be entitled to such dividends paid and distributions made to the holders of Common Shares to the same extent as if such Holders had converted the Preferred Shares into Common Shares (without regard to any limitations on conversion herein or elsewhere) and had held such Common Shares on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Shares.

(14)                            Limitation on Number of Conversion Shares. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue any Common Shares upon conversion of the Series A Preferred Stock or exercise of the Warrants if the issuance of such Common Shares would exceed that number of Common Shares which the Company may issue upon conversion of the Series A Preferred Stock without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (a) obtains the approval of its shareholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Shares in excess of such amount, or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no purchaser of Series A Preferred Stock pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued, in the aggregate, upon conversion of Series A Preferred Stock or upon exercise of the Warrants, Common Shares in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Series A Preferred Stock issued to such Purchaser pursuant to the Securities Purchase Agreement on the Initial Issuance Date and the denominator of which is the aggregate amount of all the Series A Preferred Stock issued to the Purchasers pursuant to the Securities Purchase Agreement on the Initial Issuance Date (the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Series A Preferred Stock, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation. In the event that any Holder shall convert all of such Holder’s shares of Series A Preferred Stock into a number of Common Shares which, in the aggregate, is less than such Holder’s Exchange Cap Allocation, then the difference between such Holder’s Exchange Cap Allocation and the number of Common Shares actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders on a pro rata basis in proportion to the number of shares of Series A Preferred Stock then held by each such Holder.

(15)                            Vote to Change the Terms of or Issue Series A Preferred Stock. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (u) amend or repeal any provision of, or add any provision to, the Articles of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of preferred shares, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; (v) increase or decrease

(other than by conversion) the authorized number of the Series A Preferred Stock; (w) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Series A Preferred Stock with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (x) purchase, repurchase or redeem any Common Shares (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services); (y) pay dividends or make any other distribution on the Common Shares; or (z) whether or not prohibited by the terms of the Series A Preferred Stock, circumvent a right of the Series A Preferred Stock.

(16)                            Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Share Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Share Certificate(s), the Company shall execute and deliver new Preferred Share Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Share Certificates if the Holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Shares.

(17)                            Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(18)                            Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

(19)                            Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(20)                            Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Think Partnership Inc.
5 Revere Drive, Suite 510
Northbrook, Illinois 60062
Telephone:                                    (847) 562-0177
Facsimile:                                            (847) 562-0178
Attention:                                         Gerard M. Jacobs

With a copy (for informational purposes only) to:

Shefsky & Froelich Ltd.
111 East Wacker Drive, Suite 2800
Chicago, Illinois 60601
Telephone:                                    (312) 527-4000
Facsimile:                                            (312) 527-5921
Attention:                                         Michael J. Choate

If to the Transfer Agent:

Colonial Stock Transfer
66 Exchange Place, Suite 100
Salt Lake City, VT 84111
Telephone:                                    (801) 355-5740
Facsimile:                                            (801) 355-6505
Attention:                                         Donna Webster

If to a holder of Securities, to its address and facsimile number set forth in the records of the Company, with a copy (for informational purposes only) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York  10022
Telephone:                                    (212) 756-2000
Facsimile:                                            (212) 593-5955
Attention:                                         Eleazer N. Klein, Esq.

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(21)                            Transfer of Series A Preferred Stock. A Holder may assign some or all of the shares of Series A Preferred Stock and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

(22)                            Series A Preferred Stock Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Series A Preferred Stock, in which the Company shall record the name, address and facsimile number of the persons in whose name the shares of Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(23)                            Shareholder Matters. Any shareholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the NRS, this Certificate of Designation or otherwise with respect to the issuance of Series A Preferred Stock or the Common Shares issuable upon conversion thereof or the issuance of any Warrants and the Common Shares issuable upon exercise thereof may be effected by written consent of the Company’s shareholders or at a duly called meeting of the Company’s shareholders, all in accordance with the applicable rules and regulations of the Principal Market and the NRS. This provision is intended to comply with the applicable sections of the NRS permitting shareholder action, approval and consent affected by written consent in lieu of a meeting.

(24)                            Dispute Resolution. In the case of a dispute regarding any of the provisions hereof, the Company shall submit such dispute via facsimile within two Business Days of receipt of the notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such dispute within three Business Days of such dispute being submitted to the Holder, then the Company shall, within two Business Days submit via facsimile such dispute to an independent, reputable investment bank selected by the Company and approved by the Holder or to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, and notify the Company and the Holder of the results no later than ten Business Days from the time it receives the dispute. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(25)                            Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

*  *  *  *  *

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Company, has executed this Certificate of Designations this        day of               , 2006.

THINK PARTNERSHIP INC.

By:
Name:
Title:

EXHIBIT I

THINK PARTNERSHIP INC. CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of The Series A Convertible shares of Think Partnership Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), of Think Partnership Inc., a Nevada corporation (the “Company”), indicated below into Common Shares, par value $0.001 per share (the “Common Shares”), of the Company, as of the date specified below.

Date of Conversion:

Number of shares of Series A Preferred Stock to be converted:

Share certificate no(s). of Series A Preferred Stock to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of Common Shares to be issued:

Please issue the Common Shares into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:____________________________

Title:___________________________

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Colonial Stock Transfer to issue the above indicated number of Common Shares in accordance with the Irrevocable Transfer Agent Instructions dated March     , 2006 from the Company and acknowledged and agreed to by Colonial Stock Transfer.

THINK PARTNERSHIP INC.

By:
Name:
Title: